Exhibit 2.3

Portions of this document have been omitted as indicated by the following marked “(■)” and filed separately with the Commission

January 11, 2018

Seneca Resources Corporation

1201 Louisiana Street, Suite 2600

Houston, Texas 77002

Attn: Ben Elmore

Re:	Purchase and Sale Agreement dated as of October 20, 2017 between SENECA RESOURCES CORPORATION, a Pennsylvania corporation (“Seller”); and CARBON CALIFORNIA COMPANY, LLC, a Delaware limited liability company (“Purchaser”), as amended by that certain amendment dated December 15, 2017 (collectively, the “Purchase and Sale Agreement”)

Gentlemen:

When executed by you below, this letter shall confirm the agreement between Seller and Purchaser to amend the Purchase and Sale Agreement in the following respect:

(1)                A new Section 9.05 is added to the Purchase and Sale Agreement which shall read as follows:

“Section 9.05 Pipeline Franchise.

                                                                                                                                                                                                , in

either event, readily assignable to Purchaser and on terms and conditions reasonably acceptable to Purchaser.”

(2)                Section 10.01 is amended by changing the Closing Date from “January 10, 2018” to “January 31, 2018.”

(3)                Section 13.01(d), is amended by replacing the date “January 10, 2018” with the date “January 31, 2018.”

Otherwise the Purchase and Sale Agreement shall remain in full force and effect, in accordance with its existing terms and provisions.

This Amendment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all Parties execute the same counterpart, provided that each Party executes at least one counterpart. If counterparts of this Amendment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one agreement, but each counterpart shall be considered an original. This Amendment may be executed and delivered by exchange of facsimile or PDF copies showing the signatures of the Parties, and those facsimile or PDF copies showing the signatures of the Parties will constitute originally signed copies of the same agreement requiring no further execution.

[Signatures Page Follows]

1700 Broadway, Suite 1170, Denver, Colorado 80290	Telephone 720 407 7030 Facsimile 720 407 7031
2480 Fortune Drive, Suite 300, Lexington, Kentucky 40509	Telephone 859 299 0771 Facsimile 859 299 0772
15500 W. Telegraph Rd, Suite D-32, Santa Paula, California 93060	Telephone 805 933 1901 Facsimile 805 933 9901

AGREED AND ACCEPTED:

CARBON CALIFORNIA COMPANY, LLC
By:	Carbon Natural Gas Company, Its Manager

By:	/s/ Patrick R. McDonald
Patrick R. McDonald,
Chief Executive Officer

SENECA RESOURCES CORPORATION

By:	/s/ John P. McGinnis
John P. McGinnis
President

Signature Page